Exhibit 10.5

THIS BONUS AGREEMENT (the “Agreement”) is made on 11 February 2021

BETWEEN:

(1)

Allego Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid, incorporated under the laws of the Netherlands, having its registered office in Arnhem, The Netherlands and its principal place of business at Westervoortsedijk 73 LB1, 6827 AV Arnhem with registration number 73282754 (the “Company”); and

(2)	Mathieu Bonnet, born on April 28th 1973 and residing at Frankenstraat 84, 2582 SN, Den Haag (the “Executive”);

BACKGROUND

(A)	The Executive has entered into an employment agreement with effect from December 10th 2019 with Allego Holding B.V. (the “Employment Agreement”);

(B)

With a view to a possible equity investment round whereby third parties will acquire shares or any other equity or equity-related securities issued by Allego Holding B.V. or any of its subsidiaries from time to time (each, an “Equity Investment”), the Company and the Executive have agreed on a potential bonus for the Executive.

(C)	The Company and the Executive now wish to record the relevant arrangements in this Agreement.

1.	BONUS

1.1

Subject to the terms and conditions set out in this Agreement, the Company shall pay the Executive a cash bonus (the “Bonus”). The amount of the Bonus depends on the aggregate amount of the Equity Investments as well as on the market value of Allego Holding B.V. after the consummation of the Equity Investments and used for the Equity Investments.

1.2	A Bonus will only be payable if the following thresholds are met in relation to the Equity Investment:

(i)	If the aggregate amount of the Equity Investments is less than 250 M€, the Bonus will be EUR 0.

(ii)

If the aggregate amount of the Equity Investments is above 250 M€, the Bonus will be EUR 900 000 gross, provided that the value of Allego Holding B.V. after consummation of such Equity Investments (“Completion”) is at least 1000 M€. If the value of Allego Holding B.V. after Completion is not at least 1000 M€, the Bonus will be EUR 0.

1.3

In relation to the Bonus, in the event that Completion does not occur on or before 30th June 2022, unless extended by the Company, this Agreement and any eligibility to the Bonus shall lapse and the Executive shall not be entitled to any payment, compensation or damages.

249929-4-19692-v1.0	- 1 -	55-40737312

2.	EMPLOYMENT CONDITION

2.1	The eligibility of the Executive on the Bonus is also conditional upon:

(i)	The Executive’s acceptance of the terms of the Bonus by signing this Agreement and returning it within fourteen days to Julien Touati;

(ii)	The Executive’s continued employment by Allego Holding B.V. on Eligibility Date (as defined below), subject to clause 2.3 of this Agreement; and

((i) and (ii) above hereinafter collectively the “Conditions”)

2.2

If the Executive is eligible to the Bonus, the Bonus will be awarded to the Executive at Completion (the “Eligibility Date”) and be paid out at the first regular wages or compensation payment date in the month after the Eligibility Date. Any payment due to be made to the Executive under this Agreement shall be made to the Executive on the bank account on which salary or compensation payments are made to the Executive in the ordinary course of the Executive’s Employment Agreement, unless the Executive gives written notice of a different bank account to the Company ultimately five days prior to the date on which the relevant payment becomes payable in accordance with the terms of this Agreement.

2.3

No payment referred to in this Agreement shall be made to the Executive and the Executive’s entitlement to any remaining payments under the Bonus shall lapse in full without notice and without any compensation or damages being due if, at the Eligibility Date:

(i)	the Executive has given notice of termination;

(ii)	the Executive has, for whatever reason, in the period from the date of this Agreement up to the Eligibility Date, been absent from work for a consecutive period of more than 25 working days;

(iii)	actions have been undertaken which could lead to termination of the Executive’s Employment Agreement on any grounds other than (a) death, (b) serious illness or permanent disability or (c) redundancy;

(iv)	the Executive is acting, or has acted, in breach of the non-competition and non-solicitation clause as set out in the Employment Agreement;

(v)	the Conditions (listed in clause 2.1 of this Agreement) have not been met;

(vi)	the Executive has not complied with your Confidentiality Obligation referred to in clause 4 of this Agreement.

3.	TAXATION AND EMPLOYMENT BENEFITS

3.1

Any amount under this Agreement shall be gross and therefore subject to any withholding taxes and social security premiums. Any payment under this Agreement is an incidental payment which does not in any way or form part of the Executive’s regular employment terms and will be excluded from earnings for all compensation and benefits purposes including, but not limited to, any bonus and incentive, pension,

249929-4-19692-v1.0	- 2 -	55-40737312

retirement and welfare plans and arrangements and vacation and other paid time off allowances, transition allowance (transitievergoeding), reasonable compensation (billijke vergoeding) or other (severance) payments. Any amount under this letter shall be paid to you by the Company or by a third party upon instruction of Allego Holding B.V.

3.2

Nothing in this Agreement changes the provisions of the Employment Agreement and employment relationship with the Company. In addition, the Executive is expected to abide by all company policies and code of conduct applicable to employees of the Company.

4.	CONFIDENTIALITY

4.1

The Executive acknowledges and agrees that all compensation details and terms contained in this Agreement must remain strictly private and confidential. Furthermore, the Executive is not allowed to share any confidential information relating to Allego Holding B.V. and/or its subsidiaries or any information in connection with the Equity Investment with any person without the direct and prior written consent of Julien Touati (“Confidentiality Obligation”).

5.	MISCELLANEOUS

5.1	The Executive’s rights under this Agreement cannot be adversely affected without the Executive’s express written consent.

5.2	The right to the Bonus is personal and may not be sold, exchanged, pledged or otherwise transferred or disposed of.

5.3	This Agreement may be executed in any number of counterparts each of which is an original and all of which together evidence the same agreement.

5.4	This Agreement is governed by and shall be construed in accordance with Dutch law and is subject to the exclusive jurisdiction of the Dutch Courts.

THUS AGREED AND SIGNED IN TWOFOLD ON 10 February

2021                    ,

Allego Holding B.V.

By: Mathieu Bonnet, CEO

By: Mathieu Bonnet

249929-4-19692-v1.0	- 3 -	55-40737312

For acknowledgement and confirmation:

By: Julien Touati

Title: Non-executive board member Allego Holding B.V.

249929-4-19692-v1.0	- 4 -	55-40737312